Exhibit 99.1

ACCESS ANYTIME BANCORP, INC.

SOURCE ACCESS ANYTIME BANCORP, INC.

PRESS RELEASE

ACCESS ANYTIME ANNOUNCES FIRST QUARTER 2005 EARNINGS.

(Albuquerque, New Mexico)  April 29, 2005

First Quarter Net Income reported at $282,732 ($.17 per diluted share), an increase of 56.3% over net income for the same period in 2004.

ACCESS ANYTIME BANCORP, INC. (the “Company”) (Nasdaq SmallCap: AABC), the holding company for ACCESSBANK, reported first quarter 2005 net income of $282,732.  The first quarter net income increased by $101,862, or 56.3%, as compared to net income of $180,870 for the first quarter of 2004.  Earnings per common share assuming dilution increased by 30.8% to $.17 for the quarter ended March 31, 2005, compared to $.13 for the quarter ended March 31, 2004.  This increase was primarily due to the increase in net income, partially offset by an increase in weighted average common shares.

Total Interest Income and Expense.  Total interest income for the quarter ended March 31, 2005 was $4,420,000, compared to $2,836,000 during the same period in 2004, an increase of $1,584,000 or 55.9%.  Total interest expense was $1,733,000, compared to $1,014,000 during the same period in 2004, an increase of $719,000 or 70.9%.

Net Interest Income.  Net interest income before provision for loan losses increased by 47.5% to $2,687,000 during the quarter ended March 31, 2005, compared to $1,822,000 for the same period in 2004.  The improvement was primarily due to the increase in loan volume as compared to March 31, 2004, $19 million of which was attributable to the May 1, 2004 acquisition of two branches in Las Cruces, New Mexico. The improvement is also attributable to an increase in interest income from securities purchased in the second and fourth quarters of 2004 and additional security purchases during the three-months ended March 31, 2005.  The increase in interest income was partially offset by a $677,000 increase in interest expense on deposits, primarily due to the substantial increase in deposits which resulted primarily from the acquisition of the two Las Cruces, New Mexico branches in May 2004 and the acquisition of the Sun City, Arizona branch in November 2004.

Provision for Loan Losses.  The level of the allowance for loan losses is based on such factors as the amount of non-performing assets, historical loss experience, loan growth, general economic conditions, and the estimated values of collateral and other factors which may affect the collectibility of loans.  During the quarter ended March 31, 2005, the provision was $150,000, a decrease of $63,000, or 29.6%, compared to the same period in 2004, consistent with the decrease in both net loans charged off and non-performing assets during the quarter ended March 31, 2005.

Noninterest Income.  During the quarter ended March 31, 2005, noninterest income increased by $86,000 to $718,000 compared to $632,000 for the same period in 2004.  This increase was primarily due to an increase in gains on sales of loans held-for-sale and other income.  The increase in other income was primarily due to an increase in rental income generated by one of the Company’s Las Cruces, New Mexico branches.

Noninterest Expense.  Noninterest expense was $2,767,000 for quarter ended March 31, 2005, compared to $1,864,000 for the same period in 2004.  The $903,000 or 48.4% increase was primarily due to increases in employee salaries and benefits, occupancy costs, and other expenses, most of which were related to the three new branches acquired in Las Cruces, New Mexico, and Sun City, Arizona in May and November 2004, respectively.

Income Tax Expense.  Income tax expense was $205,000, a 42.1% effective tax rate, for the quarter ended March 31, 2005, compared to $195,000, a 51.9% effective tax rate, for the same period in 2004.  The decrease in the tax rate is primarily due to an adjustment to the deferred tax asset valuation allowance made in the quarter ended March 31, 2004.

Total assets at March 31, 2005 were $394,667,000 compared to $367,539,000 at December 31, 2004, an increase of $27,128,000 or 7.4%.  The increase in assets was primarily attributable to the purchase of approximately $30.4 million of securities held-to-maturity, primarily funded by additional FHLB advances.

ACCESSBANK’s total equity was $29,772,000 at March 31, 2005. The regulatory ratios for a well capitalized financial institution under the current regulatory framework are: (1) 10% for Total Risk-based Capital, (2) 5% for Tier 1 Core Capital, and (3) 6% for Tier 1 Risk Capital.  The March 31, 2005 ratios were 11.22%, 5.13% and 10.44% respectively, all of which exceed those standards.

ACCESSBANK currently has offices in Albuquerque, Clovis, Gallup, Las Cruces, and Portales, New Mexico, and Sun City, Arizona.  The Company’s common stock trades on the Nasdaq SmallCap Market tier of the Nasdaq Stock Market under the symbol AABC.

Contact:	NR Corzine, Chairman, Chief Executive
PO Box 16810
Albuquerque, New Mexico 87191-6810
Phone 505-299-0900

Date:  April 29, 2005

News:  Immediate Release

Access Anytime BanCorp, Inc. (Nq)

		Net	%	Per Share		%
		(Mill)	CHG	Curr	Prev	CHG

AABC (Nq)	Q3/31	0.28	56.17		.13	31